Exhibit 99.1
IMMEDIATE RELEASE
PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Fiscal Year 2010 Second Quarter and Year-to-Date Financial Results
Dallas, Texas — February 10, 2010 — PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the three and six months ended December 31, 2009.
Revenues for the second quarter ended December 31, 2009 were $24.5 million and net loss was $5.9 million, or $0.47, per diluted share. On a non-GAAP basis, the Company would have reported a net loss of $0.1 million, or $0.03 per diluted share for the second quarter ended December 31, 2009. Revenues for the six months ended December 31, 2009 were $55.9 million and net loss was $8.0 million, or $0.63, per diluted share. On a non-GAAP basis, the Company would have reported net earnings of $1.1 million, or $0.05 per diluted share for the six months ended December 31, 2009. Calculations of non-GAAP results are shown in the tables accompanying this release.
Second Quarter Fiscal Year 2010 Compared to Second Quarter Fiscal Year 2009
Revenues were $24.5 million, a decrease of $14.6 million, or 37.3%, compared to $39.1 million.
Gross profit was $8.3 million, or 33.7% of revenues, a decrease of $4.0 million, compared to $12.3 million, or 31.4% of revenues.
Operating expenses were $8.1 million, a decrease of $2.3 million, compared to $10.4 million.
Operating income was $0.2 million, or 0.8% of revenues, a decrease of $1.7 million, compared to $1.9 million, or 4.8% of revenues.
Other income (expense) was ($6.1) million, consisting of a ($5.8) million loss on the fair value adjustment to embedded derivative liabilities, ($0.7) million net interest expense, $0.6 million foreign exchange gain, and ($0.2) million other expense, compared to ($1.1) million, consisting of ($1.6) million net interest expense, $0.6 million foreign exchange gain and ($0.1) million other expense.
Income tax benefit (expense) was $0.0 million on ($5.9) million of pre-tax loss, compared to ($0.3) million on $0.8 million of pre-tax earnings.
Net loss was $5.9 million, or $0.47 per diluted share, compared to net earnings of $0.5 million, or $0.04 per diluted share.

In the first quarter of fiscal year 2010, the Company recorded an initial $9.0 million in fair value related to an embedded derivative liability associated with the issuance on September 4, 2009 of its Series A Convertible Preferred Stock and warrants. During the second quarter, changes to the allocation of initial proceeds resulted in a reclassification of the amount of net proceeds assigned to the derivative liability. This reclassification resulted in a total of $19.2 million in fair value accorded to the initial recognition of the embedded derivative liability. In the second quarter of fiscal year 2010, the Company recorded a loss of $5.8 million related to the fair value adjustment to the derivative liability.
On a non-GAAP basis, excluding the $5.8 million loss related to the fair value adjustment to the preferred stock embedded derivative liability, the Company would have recorded a net loss of $0.1 million, or $0.03 per diluted share, for the second quarter of fiscal year 2010. Calculations of non-GAAP results are shown in the tables accompanying this release.
In the fourth quarter of fiscal year 2008, the Company recorded as part of the purchase accounting for the Nitram acquisition, $11.2 million in fair value adjustments related to backlog and inventory acquired. During the second quarter of fiscal year 2009, the Company recorded as part of cost of goods sold $1.4 million of expense related to the fair value adjustments.
On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings of $1.4 million, or $0.11 per diluted share, for the second quarter of fiscal year 2009.
Process Products Segment
Revenues were $19.4 million, a decrease of $10.0 million, or 34.0%, compared to $29.4 million.
Operating income was $3.0 million, a decrease of $1.0 million, compared to $4.0 million.
Nitram’s operating results are reported in the process products segment and include expenses of $1.4 million related to fair value adjustments of Nitram’s backlog and inventory for the second quarter of fiscal year 2009. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Process Products segment would have recorded operating income of $5.4 million, for the second quarter of fiscal year 2009.
Environmental Systems Segment
Revenues were $5.1 million, a decrease of $4.6 million, or 47.3%, compared to $9.7 million.
Operating income was $0.9 million, an increase of $1.1 million, compared to $2.0 million.
YTD Fiscal Year 2010 Compared to YTD Fiscal Year 2009
Revenues were $55.9 million, a decrease of $26.9 million, or 32.5%, compared to $82.8 million.

Gross profit was $20.0 million, or 35.9% of revenues, a decrease of $3.5 million, compared to $23.6 million, or 28.5% of revenues.
Operating expenses were $16.9 million, a decrease of $3.9 million, compared to $20.8 million.
Operating income was $3.2 million, or 5.6% of revenues, an increase of $0.4 million, compared to $2.8 million, or 3.4% of revenues.
Other income (expense) was ($10.9) million, consisting of a ($8.3) million loss on the fair value adjustment to the embedded derivative liability, ($1.9) million net interest expense, ($1.3) million loss on the extinguishment of debt, $0.8 million foreign exchange gain, and ($0.2) million other expense, compared to ($3.1) million, consisting of ($3.1) million net interest expense, ($0.1) million foreign exchange loss and $0.1 million other income.
Income tax benefit (expense) was ($0.2) million on $7.8 million of pre-tax loss, compared to $0.1 million on $0.3 million of a pre-tax loss.
Net loss was $8.0 million, or $0.63 per diluted share, compared to a net loss of $0.2 million, or $0.01 per diluted share.
In the first quarter of fiscal year 2010, the Company recorded an initial $9.0 million in fair value related to an embedded derivative liability associated with the issuance on September 4, 2009 of its Series A Convertible Preferred Stock and warrants. During the second quarter, changes to the allocation of initial proceeds resulted in a reclassification of the amount of net proceeds assigned to the derivative liability. This reclassification resulted in a total of $19.2 million in fair value accorded to the initial recognition of the embedded derivative liability. In the first six months of fiscal year 2010, the Company recorded a loss of $8.3 million related to the fair value adjustment to the derivative liability.
In the first quarter of fiscal year 2010, the Company prepaid $20.0 million of subordinated term debt and expensed $1.3 million of unamortized debt issuance costs related to the subordinated term debt as a loss on the extinguishment of debt.
On a non-GAAP basis, excluding the $8.3 million loss related to the fair value adjustment to the preferred stock embedded derivative liability and the $1.3 million loss on the extinguishment of debt, the Company would have recorded net earnings of $1.1 million, or $0.05 per diluted share, for the first six months of fiscal year 2010. Calculations of non-GAAP results are shown in the tables accompanying this release.
In the fourth quarter of fiscal year 2008, the Company recorded as part of the purchase accounting for the Nitram acquisition, $11.2 million in fair value adjustments related to backlog and inventory acquired. During the first six months of fiscal year 2009, the Company recorded as part of cost of goods sold $6.0 million of expense related to the fair value adjustments.
On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings of $3.7 million, or $0.28 per diluted share, for the first six months of fiscal year 2009.

Process Products Segment
Revenues were $42.1 million, a decrease of $24.5 million, or 36.8%, compared to $66.6 million.
Operating income was $7.6 million, an increase of $0.1 million, compared to $7.5 million.
Nitram’s operating results are reported in the process products segment and include expenses of $6.0 million related to fair value adjustments of Nitram’s backlog and inventory for the first six months of fiscal year 2009. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Process Products segment would have recorded operating income of $13.5 million, for the first six months of fiscal year 2009.
Environmental Systems Segment
Revenues were $13.8 million, a decrease of $2.4 million, or 15.0%, compared to $16.2 million.
Operating income was $3.2 million, a decrease of $0.6 million, compared to $3.8 million.
Financial Condition and Cash Flows
At December 31, 2009, the Company reported $41.4 million of working capital, or a current ratio of 2.1 to 1.0, $142.2 million of total assets and $31.2 million of debt.
At December 31, 2009, cash and cash equivalents were $18.1 million, an increase of $0.4 million compared to $17.7 million at June 30, 2009. For the first six months of fiscal year 2010, cash flows include $4.6 million provided by operating activities, $0.9 million provided by investing activities, ($6.0) million used in financing activities and $0.8 million effect of exchange rate changes on cash.
Peter J. Burlage, Chief Executive Officer
Peter J. Burlage, Chief Executive Officer, stated, “As we entered into fiscal year 2010, it was clear that our business would not equal its 2009 performance, due to significant weakness in most of the global markets we serve, North America in particular. We experienced reduced demand in both our Process Products and Environmental Systems business segments as customers lowered capital spending or delayed purchases. Nevertheless, we believe many customers are likely to make award decisions in the second half of fiscal 2010 and, given our global leadership position, we expect a solid win rate, assuming the projects go forward. As an example, in late December we received awards totaling $30 million for the installation of separation/filtration equipment at three natural gas pipeline projects in China, South America, and Saudi Arabia and orders for two domestic projects for the supply of Selective Catalytic Reduction Systems for installation on combustion turbines. This activity is encouraging and we were pleased to report that our second quarter backlog increased significantly to $78 million compared to $61 million in the prior quarter.

“We believe our operational results reflect a continued focus on disciplined execution by our team in a difficult market. Our steps to right-size our business to match anticipated market conditions in fiscal 2010, while difficult, was necessary. Cash generated from operating activities totaled $4.6 million for the six months and we have $18.1 million in consolidated cash. In addition, PMFG has made further progress extending its competitive position through the successful acquisition and integration of Nitram Energy, a relentless focus on customers and a steady investment in new manufacturing capability and geographies. While we remain cautious in our outlook for the state of our markets, we are focused on driving growth in our businesses and believe we are demonstrating our ability to win projects in a competitive environment.”
Conference Call
Peter Burlage, Chief Executive Officer, and Henry Schopfer, Chief Financial Officer, will discuss the Company’s financial results for the second quarter of fiscal year 2010 and the outlook for future periods, during a conference call scheduled for February 10, 2010 at 11:00 a.m. ET.
Shareholders and other interested parties may participate in the conference call by dialing +1 866 783 2139 (domestic) or +1 857 350 1598 (international) and entering access code 87408191, a few minutes before 11:00 a.m. ET on February 10, 2010. The call will also be broadcast live on the Internet at www.streetevents.com, www.earnings.com or www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through February 24, 2010 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 99827643. The call will also be archived for 30 days at www.streetevents.com, www.earnings.com and www.peerlessmfg.com.
About PMFG
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; risks associated with the Company’s acquisition of Nitram Energy, including the significant indebtedness that the Company incurred in connection with the acquisition; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone: (214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com
or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended December 31,			Three Months Ended December 31,
	2009			2008
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Operating Results
Revenues	$24,529	$—	$24,529	$39,105	$—	$39,105
Cost of goods sold	16,261	—	16,261	26,826	(1,426)	25,400

Gross profit	8,268	—	8,268	12,279	1,426	13,705
Operating expenses	8,080	—	8,080	10,408	—	10,408

Operating income	188	—	188	1,871	1,426	3,297
Other income (expense):
Interest income	6	—	6	45	—	45
Interest expense	(691)	—	(691)	(1,597)	—	(1,597)
Loss on extinguishment of debt	—	—	—	—	—	—
Foreign exchange gain (loss)	611	—	611	575	—	575
Change in fair value of derivative liability	(5,812)	5,812	—	—	—	—
Other income (expense)	(241)	—	(241)	(134)	—	(134)
Income tax benefit (expense)	18	—	18	(266)	(499)	(765)

Net earnings (loss)	$(5,921)	$5,812	$(109)	$494	$927	$1,421

Less net loss attributable to noncontrolling interest	9	—	9	—	—	—

Net earnings (loss) attributible to PMFG	$(5,912)	$5,812	$(100)	$494	$927	$1,421

Dividends on preferred stock	(321)	—	(321)	—	—	—

Income (loss) applicable to PMFG common stockholders	$(6,233)	$5,812	$(421)	$494	$927	$1,421

Basic earnings per share	$(0.47)	$0.44	$(0.03)	$0.04	$0.07	$0.11
Diluted earnings per share	$(0.47)	$0.44	$(0.03)	$0.04	$0.07	$0.11

Weighted-average shares outstanding
Basic	13,226	13,226	13,226	12,958	12,958	12,958
Diluted	13,226	13,226	13,226	13,191	13,191	13,191

	Six Months Ended December 31,			Six Months Ended December 31,
	2009			2008
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Operating Results
Revenues	$55,860	$—	$55,860	$82,761		$82,761
Cost of goods sold	35,825	—	35,825	59,205	(5,951)	53,254

Gross profit	20,035	—	20,035	23,556	5,951	29,507
Operating expenses	16,884	—	16,884	20,770		20,770

Operating income	3,151	—	3,151	2,786	5,951	8,737
Other income (expense):
Interest income	18	—	18	123	—	123
Interest expense	(1,902)	—	(1,902)	(3,193)	—	(3,193)
Loss on extinguishment of debt	(1,303)	1,303	—	—	—	—
Foreign exchange gain (loss)	815	—	815	(75)	—	(75)
Change in fair value of derivative liability	(8,312)	8,312	—	—	—	—
Other income (expense)	(241)	—	(241)	94	—	94
Income tax benefit (expense)	(238)	(456)	(694)	93	(2,083)	(1,990)

Net earnings (loss)	$(8,012)	$9,159	$1,147	$(172)	$3,868	$3,696

Less net loss attributable to noncontrolling interest	59	—	59	—	—	—

Net earnings (loss) attributible to PMFG	$(7,953)	$9,159	$1,206	$(172)	$3,868	$3,696

Dividends on preferred stock	(415)	—	(415)	—	—	—

Income (loss) applicable to PMFG common stockholders	$(8,368)	$9,159	$791	$(172)	$3,868	$3,696

Basic earnings per share	$(0.63)	$0.61	$0.05	$(0.01)	$0.30	$0.29
Diluted earnings per share	$(0.63)	$0.60	$0.05	$(0.01)	$0.29	$0.28

Weighted-average shares outstanding
Basic	13,214	14,908	14,908	12,951	12,951	12,951
Diluted	13,214	15,217	15,217	12,951	13,195	13,195

	December 31,	June 30,
	2009	2009
Condensed Balance Sheet Information
Current assets	$80,721	$87,691
Non-current assets	61,518	65,489

Total assets	$142,239	$153,180

Current liabilities	$39,364	$47,444
Long term debt	27,180	49,180
Other non current liabilities	37,546	10,598
Total equity	38,149	45,958

Total liabilities and equity	$142,239	$153,180

STATEMENT REGARDING NON-GAAP RESULTS
PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the issuance of preferred stock and related fair value adjustment to the derivative liability, and the loss on the extinguishment of debt related to unamortized debt issuance costs on our retired subordinated term debt, both in fiscal 2010, and the purchase accounting associated with the acquisition of Nitram Energy Inc. in fiscal 2008. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.